EXHIBIT 5.2

Squire Patton Boggs (US) LLP

1211 Avenue of the Americas, 26th Floor

New York, NY 10036

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squirepattonboggs.com

December 14, 2023

Webster Financial Corporation

200 Elm Street

Stamford, Connecticut 06902

Ladies and Gentlemen:

We have acted as counsel to Webster Financial Corporation, a Delaware corporation (the “Company”), in connection with the public offering of up to 1,000,000 shares (the “Shares”) of its common stock, par value $0.01 per share (“Common Stock”), which Shares may be sold by the Company from time to time pursuant to its Dividend Reinvestment and Stock Purchase Plan (the “Plan”), as described in the prospectus supplement dated December 14, 2023 (the “Prospectus Supplement”) and the prospectus dated December 14, 2023 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s effective Registration Statement on Form S-3 dated December 14, 2023 (together with all exhibits thereto, the “Registration Statement”). The Registration Statement was filed with the U.S. Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Act”).

In connection with the registration of the Shares by the Company, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of the opinion expressed below, including (i) the corporate and organizational documents of the Company, including the Fourth Amended and Restated Certificate of Incorporation, as amended to date, and the Bylaws of the Company, as amended to date, (ii) the resolutions of the Board of Directors of the Company with respect to the Registration Statement, the Plan, and the registration of the Shares, and (iii) the Registration Statement and exhibits thereto, including the Prospectus. In addition to the foregoing, we have made such investigations of law and fact as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed and relied upon, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us, (ii) the legal capacity and authority of all natural persons or entities (other than the Company) executing all agreements, instruments, corporate records, certificates and other documents submitted to us, (iii) the truth, authenticity, accuracy and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals, (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete, (v) the due authorization, execution and delivery of all agreements, instruments, certificates and other documents by all parties thereto (other than the Company), (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion set forth below are true and correct, and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to the opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon representations and certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing qualifications, assumptions and limitations and subject to the further qualifications, assumptions and limitations set forth in this opinion letter, we are of the opinion that upon the issuance of the Shares in exchange for the consideration therefor in accordance with the terms of the Plan and as set forth in the Prospectus, the Shares will be validly issued, fully paid and nonassessable.

Our opinion is limited to the General Corporation Law of the State of Delaware as in effect on the date hereof (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware as of the date hereof) insofar as they bear on the matters covered hereby. We do not express any opinion as to the laws of any other jurisdiction. The opinion expressed above is limited to the matters stated in this opinion letter, and no opinion is implied or may be inferred beyond those expressly stated in this opinion letter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph. This opinion is given as of the date of this opinion letter, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances, which may hereafter come to our attention or any changes in laws or judicial decisions which may hereafter occur.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP

Squire Patton Boggs (US) LLP